EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Investor Relations Contact:

Moriah Shilton

Investor Relations

408-321-6713

Tessera Technologies Raises Second Quarter 2010 Revenue Guidance

San Jose, Calif., June 2, 2010 - Tessera Technologies, Inc. (Nasdaq:TSRA) today announced it is raising its financial revenue guidance for the second quarter of 2010.

Tessera is increasing its projected second quarter 2010 total revenues to range between $74.0 million and $75.0 million, due primarily to better than anticipated royalties from certain of the company's Micro-electronics customers and increased sales of its Micro-Optics products. The company expects its Micro-electronics revenue will range between $65.0 million and $65.5 million, all of which will be royalty and license related. The company expects its Imaging & Optics revenue, in total, to range between $9.0 million and $9.5 million. Imaging & Optics products and services revenue is expected to range between $5.75 million and $6.0 million and Imaging & Optics license fees and royalties are expected to range between $3.25 million and $3.5 million.

On April 28, 2010, Tessera had previously given second quarter 2010 total revenues guidance of $67.0 million to $70.0 million. Micro-electronics revenue was expected to range between $58.5 million and $60.5 million. Imaging & Optics revenue, in total, was expected to range between $8.5 million and $9.5 million, with products and services revenue of between $5.5 million and $6.0 million and royalties and license fees revenue of between $3.0 million and $3.5 million.

Safe Harbor Statement
This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company's revenue guidance and financial results for the second quarter of 2010, including the impact of better than anticipated royalties from certain of the company's Micro-electronics customers and increased sales of its Micro-Optics products. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.